Exhibit 10.1

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”), dated as of June 30, 2004, by and among the Delaware corporation identified as buyer (“Buyer”) in Schedule 1 hereto, the representative of the Shareholders (the “Shareholders’ Representative”) of Tempus Software, Inc., a Florida corporation (the “Company”) identified on Schedule 1 hereto, and The Bank of New York, as escrow agent hereunder (the “Escrow Agent”).

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 30, 2004, by and among Buyer, Sawgrass, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), the Company, and each of the shareholders of the Company (each, a “Shareholder” and collectively the “Shareholders”) providing for the merger of the Company with and into the Merger Sub upon the terms and conditions set forth therein. Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to it in the Merger Agreement, including Exhibit A thereto. As used herein, references to the “Company” refer to Tempus Software, Inc. immediately prior to the Merger and to the Surviving Company upon effectiveness and immediately following the Merger.

WHEREAS, the Shareholders have appointed the Shareholders’ Representative to act on their behalf for purposes of this Agreement;

WHEREAS, the Merger Agreement contemplates the due execution and delivery of this Agreement at the Closing;

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. Buyer and the Shareholders’ Representative hereby appoint the Escrow Agent as the escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Agreement.

2. Escrow Fund.

(a) Deposit of Escrow Fund. Contemporaneously with the execution and delivery of this Agreement and pursuant to Section 2.4 of the Merger Agreement, Buyer shall deposit with the Escrow Agent the following property and cash:

(i) 255,882 Buyer Shares (the “Stock Escrow”); and

(ii) cash in the amount of US $580,000.00 (the “Cash Escrow” and collectively with the Stock Escrow, the “Escrow Fund”).

Exhibit A hereto sets forth each Shareholder’s respective pro rata interests in the Stock Escrow (“Stock Pro Rata Interest”) and the Cash Escrow (“Cash Pro Rata Interest”) as of the date hereof.

(b) Acceptance and Maintenance of the Escrow Fund. The Escrow Agent hereby accepts the Escrow Fund and agrees to hold and release the Escrow Fund in accordance with the terms and conditions of this Agreement. Buyer and the Shareholders’ Representative hereby agree that the Escrow Fund will be held in escrow pending the delivery thereof pursuant to Section 3 of this Agreement. The Escrow Fund shall be maintained by the Escrow Agent with the same level of care with which the Escrow Agent maintains its own property. The Escrow Agent shall have no responsibility to keep the Escrow Fund insured for loss, damage, theft or other hazard.

(c) Dividends, Voting and Rights of Ownership of the Stock Escrow. In the event of a stock dividend, stock split, reverse stock-split, reclassification or combination of shares or exchange of shares, recapitalization or merger, consolidation or other similar event affecting the Buyer Shares held as Stock Escrow (collectively, a “Recapitalization Transaction”) the number and kind of Buyer Shares referred to in Section 2(a)(i) hereto shall be appropriately adjusted and references in this Agreement to the Stock Escrow shall refer, as applicable, to the stock, securities, cash, property or other consideration (“Additional Stock Escrow”) received pursuant to the terms of the Recapitalization Transaction, as applicable, in exchange for or with respect to Buyer Shares held as Stock Escrow. Any Additional Stock Escrow issued with respect to the Buyer Shares held in Stock Escrow shall be held in escrow in the same manner as the Stock Escrow relating thereto. Pending delivery and distribution of the Escrow Fund in accordance with the terms of this Agreement, the Escrow Fund shall be deemed for all purposes (including federal income tax purposes) to be owned by the Shareholders. The Shareholders’ Representative shall have the right to vote the Buyer Shares held in the Stock Escrow, as well as the right to sell or otherwise dispose of all or a portion of the Stock Escrow, provided that such shares may not be sold for less than the fair market value at the time of such sale and the consideration received in exchange for such shares will be held in the Escrow Fund in place of such shares until the delivery and distribution of the Escrow Fund in accordance with the terms of this Agreement. The Stockholders’ Representative shall provide prior written notice of such a sale or disposition to both the Buyer and the Escrow Agent.

(d) Investment of Escrow Property. During the term of this Escrow Agreement, the Cash Escrow and any cash in the Additional Stock Escrow shall be invested and reinvested by the Escrow Agent in the investment indicated on Schedule 1 hereto or such other investments as shall be directed in writing by Buyer and the Shareholders’ Representative. Periodic statements will be provided to Buyer and the Shareholders’ Representative reflecting transactions executed on behalf of the Cash Escrow and any cash in the Additional Stock Escrow. Buyer and the Shareholders’ Representative, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Cash Escrow and any cash in the Additional Stock Escrow without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 hereto or any investment made pursuant to the instructions of Buyer and the Shareholders’ Representative or as a result of any liquidation of any investment prior to its maturity or for the failure of Buyer and the Shareholders’ Representative to give the Escrow Agent instructions to invest or reinvest the Cash Escrow and any cash in the Additional Stock Escrow.

3. Distribution of the Escrow Fund. The Escrow Agent is directed to release or disburse the Escrow Fund in the following manner:

(a) Disbursement of Escrow Fund to the Shareholders’ Representative.

(i) On the later of September 30, 2005 and the Escrow Payment Date (the “Disbursement Date”) (prior written notice of such date shall be provided by Buyer and the Shareholders’ Representative to the Escrow Agent), the Escrow Agent will disburse from escrow and deliver to the Shareholders’ Representative the Escrow Fund, less:

(A)	any of the Escrow Fund delivered to Buyer in accordance with Section 3(b) hereof in satisfaction of an Adjustment Amount to the Merger Consideration pursuant to Section 2.3 of the Merger Agreement;

(B)	any of the Escrow Fund delivered to Buyer in accordance with Section 3(c) hereof in satisfaction of Claims (as hereinafter defined) made by Buyer; and

(C)	any of the Escrow Fund that may be subject to delivery to Buyer in accordance with Section 3(c) hereof with respect to any then pending but unresolved Claim of Buyer for which a Notice of Claim (as hereinafter defined) shall have been delivered by the end of the Business Day immediately prior to the Disbursement Date.

Any of the Escrow Fund held as a result of clause (C) above will be delivered to the Shareholders’ Representative or delivered to Buyer, as set forth in the applicable Final Resolution (as hereinafter defined), no later than three (3) Business Days after the Escrow Agent shall have received such Final Resolution, in accordance with Section 3(c)(ii)(A) hereof.

(ii) Any disbursement to the Shareholders’ Representative in accordance with Section 3(a)(i) above shall be paid in accordance with Section 3(h) hereto.

(b) Adjustment to Merger Consideration. In the event that there is a payment due to Buyer for an Adjustment Amount in respect of Net Working Capital and/or Net Cash in accordance with Section 2.3 of the Merger Agreement, then within three (3) Business Days after the final determination of the adjusted Merger Consideration in accordance with Section 2.3 of the Merger Agreement, Buyer and the Shareholders’ Representative shall provide joint written notice to the Escrow Agent of the amount of such payment and the Escrow Agent shall release to Buyer the net amount due from the Escrow Fund, which shall be paid in accordance with Section 3(h) hereto.

(c) Release of Escrow Fund to Buyer Following Notice of Claim.

(i) Each notice of a claim against the Escrow Fund by Buyer, pursuant to Sections 11.2 and/or 12.3 of the Merger Agreement or any other applicable Section of the Merger Agreement (a “Claim”), shall be in the form of a certificate delivered by Buyer to the Escrow Agent and the Shareholders’ Representative and will contain the provision of the Merger Agreement pursuant to which such Claim is made, Buyer’s good faith estimate of the maximum amount of Losses (whether actual or reasonably estimated), and a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Losses and copies of formal demands of complaint, if any (a “Notice of Claim”). The Escrow Agent shall not release any of the Escrow Fund to Buyer pursuant to a Notice of Claim unless the Claim is resolved in accordance with Section 3(c)(ii) below.

(ii) Any Notice of Claim received pursuant to Section 3(c)(i) above shall be resolved as follows:

(A)	Contested Claims. In the event that the Shareholders’ Representative delivers to Buyer and the Escrow Agent written notice contesting in reasonable detail all or a portion of a Notice of Claim (a “Contested Claim”) within fifteen (15) Business Days after receipt of such Notice of Claim (the “Notice Period”), then the Escrow Agent shall (A) release to Buyer within three (3) Business Days of its receipt of written notice of the Contested Claim the amount of any undisputed portion of the Notice of Claim (to the extent available) pursuant to instructions to such effect jointly given in writing by the Buyer and the Shareholders’ Representative and (B) set aside and continue to hold in escrow (notwithstanding the expiration of the Disbursement Date) the balance of the amount claimed by Buyer pursuant to the Notice of Claim until the Escrow Agent receives an executed settlement agreement by Buyer and the Shareholders’ Representative or a copy of a final judgment from a court of competent jurisdiction not subject to appeal (each, a “Final Resolution”), in each case, setting forth the amount of the payment to Buyer, if any, in connection with the resolution of such Contested Claim.

(B)	Uncontested Claims. In the event that the Shareholders’ Representative fails to contest a Notice of Claim pursuant to Section3(c)(ii)(A) above, then the Escrow Agent shall release to Buyer in accordance with joint written instructions it receives from Buyer and Shareholders’ Representative (to the extent available) within three (3) Business Days of the expiration of the Notice Period that portion of the Escrow Fund equal to the amount of Losses specified in the Notice of Claim (it being understood that Buyer and the Shareholders’ Representative shall provide joint written notice to the Escrow Agent of the amount of such payment).

The Escrow Agent shall not be required to determine the correctness of any calculation set forth in any Final Resolution or Notice of Claim.

(iii) Any disbursement to Buyer in accordance with this Section 3(c) shall be paid in accordance with Section 3(h) hereto.

(d) Determination of the Number of Shares to be Set Aside or Distributed. Only whole numbers of Buyer Shares will be held for the benefit of any Claim or distributed to Buyer or the Shareholders’ Representative in accordance with this Section 3. The number and value of Buyer Shares to be set aside or payable hereunder (with respect to any Claim or otherwise) shall equal the value of such amount payable in Buyer Shares from the Stock Escrow divided by the Share Value as of the date such Buyer Shares are set aside or distributed. In the event that the Stock Escrow shall include (x) any publicly traded securities other than Buyer Shares, the value of such securities shall be determined based on the average of the closing prices for such securities as of each of the ten (10) consecutive Business Days on which trading generally takes place on the principal exchange or quotation system on which such securities are traded or quoted and on which trading in such securities has occurred immediately preceding the date such securities are set aside or distributed, as quoted in The Wall Street Journal or other reliable financial newspaper or publication and (y) any property other than publicly traded securities, Buyer Shares or cash, the value of such property shall be computed at the fair market value thereof, as reasonably determined in good faith by Buyer as of the date such property is set aside or distributed.

(e) Delivery of Escrow Distributions. Any distribution of the Escrow Fund, or a portion thereof, pursuant to this Section 3 shall be delivered as follows:

(i)	cash shall be delivered by wire transfer of immediately available funds to Buyer or the Shareholders’ Representative, as the case may be, in accordance with the wire instructions set forth for such party in Schedule 1 hereto; and

(ii)	property (including securities) held in Stock Escrow shall be delivered to Buyer or the Shareholders’ Representative, as the case may be, at the address set forth for such party in Section 10 of this Agreement and together with appropriate and properly completed instruments of transfer covering such securities or property, as applicable.

(f) Distribution Per Joint Instruction. At any time after the date hereof that the Escrow Agent is advised by Buyer and the Shareholders’ Representative to pay all or a portion of the Escrow Fund pursuant to a joint written instruction executed by both Buyer and the Shareholders’ Representative (the “Joint Instruction”), the Escrow Agent shall distribute the Escrow Fund, or a portion thereof, in accordance with the terms and in the manner set forth in such Joint Instruction.

(g) Dividends and Interest. Any actual dividends or distributions and the amount of interest actually earned, if any, on any cash or securities held in the Escrow Fund shall accrue to its respective account and be distributed in proportion to and at the time of distributions of the Escrow Fund under this Agreement.

(h) Distributions of Stock Escrow and Cash Escrow. All distributions to Buyer and the Shareholders’ Representative in accordance with this Section 3 shall be paid in accordance with Section 11.6(c) of the Merger Agreement. In the event that a Shareholder is liable for a Claim made by the Buyer pursuant to Section 3(c) above, any distributions to Buyer for such a Claim shall be paid from such Shareholder’s pro rata interest in the Escrow Fund in accordance with this Section 3(h). If a Shareholder’s pro rata interest in the Escrow Fund is insufficient to satisfy a Claim, (1) such Shareholder shall not have the right to satisfy the Claim from any other Shareholder’s pro rata interest in the Escrow Fund, and (2) the Buyer, as provided under Section 11.6(c) of the Merger Agreement, shall proceed directly against such Shareholder to collect such amounts necessary to satisfy such Claim.

4. Escrow Agent.

(a) Obligations of the Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments that may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was a cause of any loss to Buyer or the Shareholders. The Escrow Agent will not be required to calculate or compute any amount(s) referenced herein to be released. Any amounts withdrawn from the Escrow Fund shall be clearly stated in the form of a Joint Instruction directing the delivery of the Escrow Fund or a Final Resolution as the Escrow Agent shall not pay out amounts in the absence of a Joint Instruction or Final Resolution. The parties covenant and agree they shall provide Joint Instructions in a manner consistent with the terms of the Merger Agreement and this Agreement in order to give appropriate effect to their terms. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Conflict Resolution. In the event of any disagreement between Buyer and the Shareholders’ Representative resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Fund until the Escrow Agent shall have received (i) a Joint Instruction directing delivery of the Escrow Fund or (ii) a Final Resolution directing the delivery of or otherwise resolving the matter with respect to the Escrow Fund.

5. Succession. The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by giving written notice to Buyer and the Shareholders’ Representative and delivering the Escrow Fund to any successor Escrow Agent jointly designated by Buyer and the Shareholders’ Representative in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including by a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to safekeep the Escrow Fund until receipt of a designation of successor Escrow Agent pursuant to a Joint Instruction or Final Resolution. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Indemnity. The Buyer and the Shareholders’ Representative shall each be jointly and severally liable for the amounts required to defend and save harmless the Escrow Agent and its directors, officers and employees (the “indemnitees”) from all loss, liability or expense (including the fees and expenses of outside counsel) arising out of or in connection with (i) the Escrow Agent’s performance of this Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the Buyer or the Shareholders’ Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Escrow Agent shall not be liable for any amount in excess of the Escrow Fund, valued as of the date of deposit. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

7. Escrow Agent Fees. Buyer and the Shareholders’ Representative shall each (i) pay one-half of the Escrow Agent’s fees for services rendered under this Agreement as set forth in Schedule 1 hereto and (ii) pay or reimburse the Escrow Agent upon request for one-half of all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Agreement.

8. Tax Matters. The Buyer and the Shareholders’ Representative each represent that its correct Taxpayer Identification Number (or Social Security Number) (“TIN”) assigned by the Internal Revenue Service (“IRS”) is set forth in Schedule 1 hereto. Upon execution of this Escrow Agreement, the Buyer and the Shareholders’ Representative shall each provide the Escrow Agent with a fully executed IRS Form W-9, which shall include the Buyer’s and the Shareholders’ Representative’s TIN, respectively. Any interest or other income earned or accrued on the Escrow Fund (as contemplated by Section 3(g) above) shall be included in income by Buyer for federal, state and local income tax purposes. Escrow Agent shall report to the IRS or any other applicable taxing authority such earnings or distributions as it determines may be required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by Buyer and the Shareholders’ Representative, and Escrow Agent shall withhold any taxes as it determines may be required by any applicable law or regulation from any distributed or retained funds or earnings and shall timely remit such taxes to the appropriate taxing authorities.

9. Assigns. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided that Buyer (i) may grant a security interest in its rights under this Agreement to its lender(s) as security for Buyer’s obligations to such lender(s) (and such lender(s) may exercise its rights and remedies with respect to such security interest) and (ii) may assign its rights, in whole or in part, under this Agreement to any Affiliate of Buyer.

10. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received if delivered personally, sent by nationally recognized overnight courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested, which change of address shall be effective upon receipt), or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below:

(a)	If to Buyer:

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

Phone No. (703) 709-2300 Facsimile No. (703) 709-2490

Attention: John Wright

With a copy to:

Miles & Stockbridge P.C.

1751 Pinnacle Drive

Suite 500

McLean, Virginia 22102-3833

Phone No. (703) 903-9000 Facsimile No. (703) 610-8686

Attention: Morris F. DeFeo, Jr., Esq.

(b)	If to the Shareholders’ Representative:

S. Mark Hand

225 Water Street, Suite 1200

Jacksonville, Florida 33202

Phone No. (904) 356-9400 Facsimile No. (904) 358-2287

With a copy to:

Hill, Ward, and Henderson, P.A.

3700 Bank of America Plaza

101 East Kennedy Boulevard

Tampa, Florida 33602

Phone No. (813) 221-3900 Facsimile No. (813) 221-2900

Attention: David S. Felman, Esq.

(c)	If to the Escrow Agent:

The Bank of New York

101 Barclay Street, Floor 8W

New York, NY 10286

Phone No.: 212-815-3214 Facsimile No. 212-815-5877

Attention: Annette Kos, Insurance Trust and Escrow Unit

11. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated for each party in Schedule 2 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Buyer or the Shareholders’ Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. As security for the due and punctual performance of any and all of Buyer’s and the Shareholders’ Representative’s obligations to the Escrow Agent hereunder, now or hereafter arising, Buyer and the

Shareholders’ Representative, individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on, the Escrow Fund and all distributions therefrom or additions thereto (whether such additions are the result of deposits by Buyer, the Shareholders’ Representative or the investment of the Escrow Fund). The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against Buyer or the Shareholders’ Representative and all third parties in accordance with the terms of this Agreement. Buyer and the Shareholders’ Representative hereby acknowledge that these security procedures are commercially reasonable.

12. Miscellaneous.

(a) Assignment. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 9 hereto, without the prior consent of the other parties.

(b) Governing Law. This Agreement is to be delivered in and should be construed in accordance with and governed by the internal substantive laws of the State of New York without giving effect to conflict of laws principles.

(c) Venue; Waiver of Jury Trial. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

(d) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(e) Severability. In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the extent to which any such party or its counsel participated in the drafting of any provision hereof or by virtue of the extent to which any such provision is inconsistent with any prior draft hereof.

(f) Headings. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

(g) Entire Agreement. This Agreement, including the Exhibits hereto, and the Merger Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter herein. The Escrow Agent shall not be subject to any agreement to which it is not a party, even though reference thereto may be made herein.

(h) Amendment. No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and executed by all of the parties hereto.

(i) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized representative of the party granting such waiver. No waiver by any party of any such condition or breach in any one instance shall be deemed to be a further or continuing waiver of such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

13. Termination. Upon disbursement of the entire Escrow Fund by the Escrow Agent pursuant to Section 3 hereto, this Agreement shall automatically terminate without further action by the parties. The provisions of Sections 5, 6, and 7 shall survive termination of this Agreement.

[signatures to appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

The Bank of New York
as ESCROW AGENT

By:
Name:	Annette Kos
Title:	Assistant Vice President

QUADRAMED CORPORATION

By:
John C. Wright
Executive Vice President

SHAREHOLDERS’ REPRESENTATIVE

S. Mark Hand

EXHIBIT A

(Pro Rata Interests of each Shareholder)

Each Shareholder will contribute their Percentage Interest (as defined below) of the balance of the Buyer Shares and the Cash Consideration that are to be placed into escrow. The Percentage Interest of each of the Shareholders shall be as follows:

Shareholder	Stock Pro Rata Interest	Escrow Shares	Cash Pro Rata Interest	Escrow Cash
Jeffrey W. Berry	0.004001844600	1,024	0.004002500000	$2,321.45
Leslie V. Berry	0.004001844600	1,024	0.004002500000	2,321.45
J. Brooks Brown	0.145422499433	37,211	0.145424086207	84,345.97
Alan Harris	0.086719659843	22,190	0.086720775862	50,298.05
David W. Hayes	0.200127402475	51,209	0.200124879310	116,072.43
Larry Movsovitz	0.086719659843	22,190	0.086720775862	50,298.05
Kevin E. Saffer	0.200127402475	51,209	0.200124879310	116,072.43
SpaceLabs Medical, Inc.	0.073377572475	18,776	0.073379120690	42,559.89
Steven L. Wise	0.199502114256	51,049	0.199500482759	115,710.28

Totals:	1.000000000000	255,882	1.000000000000	$580,000.00

The Cash Pro Rata Interests and Stock Pro Rata Interests of each Shareholder shall be determined separately for each of the Cash Escrow and Stock Escrow portions of the Escrow Fund and shall be reflected on this Exhibit A by dividing, in each case, the value of the consideration being contributed to the respective Cash Escrow or Stock Escrow by a Shareholder by the total amount being contributed to the Cash Escrow or Stock Escrow, respectively.

SCHEDULE 1

Name of Buyer:	QuadraMed Corporation
Buyer TIN:	52-1992861
Wire Instructions:	[Name of Bank]
[Address]
[Address]
[Attn: ]
[Phone]
[ABA/Routing Number]
[Account Number]
[Account Name]

Name of Shareholders’ Representative:	S. Mark Hand
Shareholders’ Representative TIN:	01-055183
Wire Instructions:	Wachovia Bank, N.A. 225 Water Street
Jacksonville, FL 32202
ABA/Routing Number: 063000021
Account Number: 2000006967996
Account Name: S. Mark Hand and Associates, P.A.

Investment: [check one]

[  ]                          Money Market Account;

[  ] A trust account with                                                      ;

[  ] A money market fund, including without limitation the                                      or any other money market fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees from such funds for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Escrow Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Escrow Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates.

Fund

[ ]	Such other investments as Buyer and the Shareholders’ Representative may from time to time mutually agree upon in a writing executed and delivered by Buyer and the Shareholders’ Representative to the Escrow Agent.

Escrow Agent’s compensation:	$6,000 per year without pro-ration for partial years, plus out of pocket expenses

SCHEDULE 2

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number
1.	Lawrence P. English	703-709-2300

2.	John C. Wright	703-709-2300
3.

If to the Shareholders’ Representative:

	Name	Telephone Number
1.	S. Mark Hand	904-356-9400

Telephone call-backs shall be made to Buyer and the Shareholders’ Representative pursuant to this Escrow Agreement.